EXHIBIT 99.1

THE CHARLES SCHWAB CORPORATION

News Release

Contacts:
MEDIA Greg Gable Charles Schwab Phone: 415-636-5847	INVESTORS/ANALYSTS Rich Fowler Charles Schwab Phone: 415-636-9869

Schwab Appoints Walter W. Bettinger II President and CEO

Appointment Effective Oct. 1, 2008

Charles R. Schwab Remains Executive Chairman of the Board of Directors

SAN FRANCISCO, July 22, 2008 -- The Board of Directors of The Charles Schwab Corporation [Nasdaq: SCHW] today appointed Walter W. Bettinger II as president and chief executive officer and a member of the board of directors effective Oct. 1, 2008. Mr. Bettinger had previously served as president and chief operating officer. Company founder, chairman and chief executive, Charles R. Schwab will remain as executive chairman of the Board of Directors.

Announcing the appointment, Mr. Schwab said, "In Walt's 13 years at Schwab in a variety of roles across our businesses, he has proven himself an adept leader, committed to the growth of our business and to the passion for serving clients that guides us every day. Over the last 17 months in the role of president and chief operating officer, Walt and his management team have proven their ability to maintain strategic focus, discipline and forward progress, even in the midst of a choppy external environment. Our steady growth and financial strength are testaments to his skills, and he has earned my and the board's respect and confidence."

"I will continue to serve as a very active chairman and look forward to continuing the strong partnership that Walt and I have developed," Mr. Schwab continued. "We share entrepreneurial backgrounds, a desire to see Schwab continue its strong growth and a common vision for what our business can do to help Americans be financially fit."

Bettinger, 47, was appointed president and chief operating officer in February 2007 and oversaw the company's operating businesses -- Schwab Investor Services, Schwab Institutional, Schwab Investor Development and Schwab Corporate & Retirement Services -- as well as investment management, banking, technology, human resources, and operations. Prior to that, he was president of the Individual Investor Enterprise and previously had served as president of Schwab Corporate Services, president of Schwab Retirement Plan Services, Inc. and as chairman of the Board, president and chief executive officer of The Charles Schwab Trust Company.

Before joining Schwab, Bettinger founded The Hampton Company, a provider of retirement plan services to corporations and their employees, in 1983 at the age of 22. In 1995, The Charles Schwab Corporation acquired Hampton. Bettinger is a summa cum laude graduate of Ohio University with a degree in finance and investments. He has also completed the General Management program offered by the Harvard Business School.

Bettinger said, "It is an honor to be entrusted with serving our clients, shareholders and employees as Schwab's CEO. Our commitment to serving clients as they build long term financial security has never been stronger. Chuck and I have worked closely together over the years preparing for this transition, and we will continue to work closely together in our respective roles as executive chairman and CEO."

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About Charles Schwab

The Charles Schwab Corporation (Nasdaq: SCHW) is a leading provider of financial services, with more than 300 offices and 7.3 million client brokerage accounts, 1.3 million corporate retirement plan participants, 355,000 banking accounts, and $1.4 trillion in client assets. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, http://www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through its Schwab Institutional division. The Charles Schwab Bank (member FDIC) provides banking and mortgage services and products. More information is available at www.schwab.com.

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